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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) MAY 15, 2001


                             MCN ENERGY GROUP INC.
             (Exact name of registrant as specified in its charter)


     MICHIGAN                       1-10070                38-2820658
     (State of Incorporation)       (Commission File       (I.R.S. Employer
                                    Number)                Identification No.)


     500 GRISWOLD STREET, DETROIT, MICHIGAN                    48226
     (Address of principal executive offices)                (Zip Code)


              Registrant's telephone number, including area code:
                                 (313) 256-5500
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ITEM 5.  OTHER EVENTS
On May 15, 2001 MCN Energy Group Inc. issued the following press release:


                          DTE ENERGY, MCN ENERGY GROUP
                          SET CLOSING DATE FOR MERGER

DETROIT, MAY 15, 2001 - Following approval today of amended merger terms by shareholders of MCN Energy Group, DTE Energy and MCN Energy announced that they have tentatively set May 31, 2001, as the expected date to complete the companies' merger. Closing of the transaction is contingent upon clearance from the Securities and Exchange Commission (SEC).

      DTE Energy intends to issue a news release that will provide shareholders with five business days' notice of the definitive closing date.

      "I strongly urge MCN shareholders to return their cash/stock election forms to be received prior to the 9 a.m. (Eastern Daylight Time) election deadline on the closing date," said Alfred R. Glancy III, chairman and chief
executive officer of MCN Energy Group.   "Failure to do so will likely result in
reduced value received for MCN shares."

      Under the terms of the merger agreement, MCN shareholders may choose to receive either .715 shares of DTE Energy common stock, or $24.00 in cash for each share of MCN common stock they hold. Glancy said that due to the conversion factor of .715 shares of DTE Energy for each MCN share if as of the closing, the per share price of DTE Energy common stock is greater than $33.57, the value of the stock consideration will be greater than the value of the cash consideration. This analysis does not include, however, potential tax consequences, commissions and other factors that could affect any particular investor's decision.

      As explained in the election material MCN shareholders should have previously received, shareholder elections are subject to proration and allocation, and tax adjustment procedures that may result in MCN shareholders receiving a different mix of stock and cash than they elected to receive.

                                    # # # #

MCN Energy Group Inc. is an integrated energy company with approximately $5 billion of assets and $2.5 billion of annual revenues. The company primarily is involved in natural gas production, gathering, processing, transmission, storage, distribution and marketing in the Midwest-to-Northeast corridor. Its largest subsidiary is Michigan Consolidated Gas Company, a natural gas utility serving 1.2 million customers in more than 500 communities throughout Michigan. MCN announced a definitive merger agreement with DTE Energy Company on Oct. 5, 1999. The strategic combination of DTE and MCN would create the largest electric and gas utility in Michigan and a premier regional energy provider. Information about MCN is available on the World Wide Web at www.mcnenergy.com.
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                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   MCN ENERGY GROUP INC.


Date:  May 15, 2001                           By:  /s/ Daniel L. Schiffer
                                                   ------------------------
                                                   Daniel L. Schiffer
                                                   Senior Vice President,
                                                   General Counsel and Secretary